EXECUTION COPY

LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

FUSHI INTERNATIONAL, INC.,

and

DAVID S. JONES

Dated as of September 25, 2007

LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

This LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated as of September 25, 2007, is made by and between FUSHI INTERNATIONAL, INC., a Nevada corporation (“Purchaser”) and David S. Jones (“Seller”).

WITNESSETH:

WHEREAS, Seller is the legal and beneficial owner of all of the limited liability company membership interests in (i) Copperweld Holdings, LLC, a North Carolina limited liability company (the “Company”) and (ii) International Manufacturing Equipment Suppliers, LLC, a North Carolina limited liability company (“IMES”) (collectively, the “LLC Interests”);

WHEREAS, the Company and the Subsidiaries currently conduct the Business;

WHEREAS, Seller desires to sell and assign, with full title guarantee and free from any Lien to Purchaser (or its designated Affiliate or Affiliates), and Purchaser desires to (or to cause its designated Affiliate or Affiliates to) acquire and accept assignment from Seller the LLC Interests, with all rights attached thereto and thereby acquire directly 100% legal and beneficial ownership of (i) the Company and, as a result, direct or indirect legal and beneficial ownership of the Subsidiaries, and (ii) IMES, as more specifically provided herein; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assets” means all of the Intellectual Property, Company Property and Tangible Personal Property of the Group Companies.

“Business” means all of the business of the Group Companies, including, without limitation, the copper bimetallic wire manufacturing and strand production business and all design, production, distribution, logistics, supply and sales and marketing services of the Group Companies related thereto.

“Business Day” means any day of the year which is not a Saturday, Sunday or other day on which national banking institutions in Delaware, Nevada, North Carolina, Tennessee, and New York in the United States and in China are open to the public for conducting business and are not required or authorized to close.

“CFIUS” means the Committee on Foreign Investments in the United States.

“Closing Indebtedness” means (a) the Indebtedness of the Company and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date, including, without limitation, the Indebtedness set forth on Schedule 3.1(a) hereto, and (b) the obligations set forth on Schedule 3.1(b) hereto.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any legally binding contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding or undertaking, commitment or obligation, whether written or oral.

“Environment” means surface waters, ground waters, soil, land surface, subsurface, strata and air.

“Environmental Costs and Liabilities” and “Environmental Costs or Liabilities” mean, as applicable, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, which relates to the Environment, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any Law as now in effect relating to the Environment or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Group Companies.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means such party serving as the escrow agent to Purchaser and Seller for the purposes set forth in Article III and Article X of this Agreement.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Group Companies” means the Company, the Subsidiaries and IMES. All references to “Group Company” is a reference to any one of the foregoing.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnity Escrow Account” means the escrow account established by the Escrow Agreement, in which the Indemnity Escrow Amount will be held pending application as provided in the Escrow Agreement and this Agreement.

“Indemnity Escrow Amount” means an amount initially equal to $2,250,000, subject to reduction (to an amount not less than $1,550,000) pursuant to Section 3.3(a)(ii) or Section 3.3(b)(iv) and subject to subsequent increase (to an amount not greater than $2,250,000) pursuant to Section 3.3(b)(iv).

“Intellectual Property” means all intellectual property rights owned or used by the Group Companies arising from or in respect of the following, whether protected, created or arising under the laws of the United States, the United Kingdom or any other jurisdiction, and whether registered or unregistered and including applications for the grant of any such rights, titles and interests and any and all forms of protection having equivalent or similar effect, including: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part or reissued patent applications and reissued patents, and all similar rights arising under the Laws of any jurisdiction (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”); (iii) all copyrights and registrations and applications therefor, database rights, works of authorship, moral rights and mask work rights (collectively, “Copyrights”); (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Group Companies, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), (v) rights in designs and registered designs (collectively “Designs”), (vi) all Software and Technology owned or used by the Group Companies.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Intellectual Property and (ii) any grant to the Company or any Subsidiary of a right to use a third Person’s intellectual property rights included in the Intellectual Property.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Seller” means the knowledge, after due inquiry, of any of Seller, James Allen Todd and/or John Christopher Finley.

“Law” means any United States or foreign federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, results of operations or condition (financial or otherwise) of the Company and/or the Subsidiaries taken as a whole; or (b) the ability of Seller or Purchaser to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement, other than an effect arising from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change in the economies of the United States of America, the European Union or the People's Republic of China or in the securities, syndicated loan, credit or financial markets of the United States of America, the European Union or the People's Republic of China that does not have a disproportionate impact on the Company, the Subsidiaries or their Business; (ii) the effect of any general deterioration in the economy or change in financial or market conditions generally affecting the industries in which the Company and its Subsidiaries operate that does not have a disproportionate impact on the Company, the Subsidiaries or their Business, (iii) any effect resulting from the announcement or pendancy of the transactions contemplated by this Agreement, (iv) any effect arising from any act of terrorism, declaration of war or other global unrest or international hostilities that does not have a disproportionate impact on the Company, the Subsidiaries or their Business or result in any material loss or damage to any of the Assets of the Company or any of its Subsidiaries, (v) compliance with the terms of, or the taking of any action expressly required by, this Agreement, or (vi) actions or omissions of the Company, any Subsidiary or Seller that are taken or made with the express prior written consent or at the express prior written request or direction of Purchaser or any of its representatives or Affiliates.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by the Group Companies, through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) exceptions, restrictions, easements, rights of way and similar encumbrances to title to real property which do not materially affect the value or current use of the real property affected thereby; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefore in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’ and workers’ Liens arising by operation of Law and incurred in the Ordinary Course of Business for amounts not overdue that in the aggregate are not material to the business, operations and financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company or any of the Subsidiaries of any Contract or Law; (iv) Liens of owners of consigned inventory held by the Company and reflected as consigned (not owned) on the Balance Sheet; (v) pledges or deposits to secure obligations under workers compensation laws or similar legislation or to secure public or statutory obligations, and (vi) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Seller Transaction Expenses” means the fees and expenses of the brokers, counsel, accountants, investment banks and other advisors incurred on behalf of Seller and the Company in connection with, or in contemplation of, the transactions contemplated by this Agreement, and representing all fees and expenses due to such brokers, counsel, accountants, investment banks and other advisors through the Closing Date.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Subsidiaries” means Copperweld Bimetallics LLC, Copperweld Bimetallics International Holdings LLC and Copperweld Bimetallics (UK) Limited. All references to “Subsidiary” is a reference to each one of the Subsidiaries.

“Tax” or “Taxes” means (i) any and all United States federal, state, local or foreign (whether United Kingdom or elsewhere) taxes, charges, duties, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company or any Subsidiary.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
AAA	12.3(a)
Agreed Principles	3.3(a)(i)
Agreement	Introductory Paragraph
Asset Acquisition Statement	2.2
Balance Sheet	5.4(a)
Balance Sheet Date	5.4(a)
Basket	10.4(a)

Term	Section
Cap	10.4(b)
CIT	4.4
Closing	4.1
Closing Balance Sheet	3.3(b)(ii)
Closing Date	4.1
Closing Working Capital	3.3(b)(i)
Closing Working Capital Statement	3.3(b)(ii)
Company	Introductory Paragraph
Company Marks	7.10
Company Property and Company Properties	5.9(a)
Confidential Information	7.7(c)
Debt Determination Date	7.16
DeMinimus	10.4(a)
Disclosure Schedule	Introductory Paragraph to Article V
Dispute	12.3
Disregarded Subsidiaries	2.2
Employee Benefit Plans	5.13(a)
equity interests	5.1(a)
ERISA Affiliate	5.13(a)
Escrow Agreement	10.5(a)
Estimated Closing Balance Sheet	3.3(a)(i)
Estimated Closing Working Capital	3.3(a)(i)
Estimated Working Capital Shortfall	3.3(a)(ii)
Estimated Working Capital Surplus	3.3(a)(ii)
Financial Statements	5.4(a)
Financing	6.4
Financing Arrangements	6.4
GAAP consistently applied	3.3(a)(i)
IMES	Introductory Paragraph
Included Current Assets	3.3(b)(i)
Included Current Liabilities	3.3(b)(i)
Independent Accountant	3.3(b)(iii)
LLC Interests	Introductory Paragraph
Loss and Losses	10.2(a)
Material Contracts	5.12(a)
Multiemployer Plans	5.13(a)
Multiple Employer Plans	5.13(a)
Non-US Plan	5.13(m)
Personal Property Leases	5.10(b)
PSA 1993	5.13(a)
Purchase Price	3.1
Purchaser	Introductory Paragraph
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2(a)
Purchaser’s Environmental Assessment	7.11

Term	Section
Qualified Plans	5.13(c)
Real Property Lease and Real Property Leases	5.9(a)
Related Persons	5.21
Restricted Business	7.7(a)
Revised Statements	2.2
Seller	Introductory Paragraph
Seller Documents	5.2
Seller Indemnified Parties	10.2(b)
Seller Permits	5.16(b)
Survival Period	10.1
Tangible Personal Property	5.10(a)
Target Working Capital	3.3(a)(ii)
Termination Date	4.2(a)
Third Party Claim	10.3(b)
Transfer Taxes	11.1
Unresolved Claims	10.5(a)
Updated Disclosure Schedule	7.15

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Headings. Headings in this Agreement are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF LLC INTERESTS

2.1 Purchase and Sale of LLC Interests. On the terms and subject to the conditions contained herein, at the Closing, Seller agrees to sell, assign, transfer and deliver to Purchaser (or its designated Affiliate or Affiliates), free from any Lien, and Purchaser agrees to (or cause its designated Affiliate or Affiliates to) purchase, accept and acquire from Seller, the LLC Interests.

2.2 Purchase Price Allocation. Not later than sixty (60) days after the Closing Working Capital (as defined below) has been determined, Purchaser shall prepare and deliver to Seller a copy of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Purchase Price and any additional amounts required to be taken into account for income tax purposes among the assets of the Group Companies that are treated as disregarded entities for U.S. federal income Tax purposes (the “Disregarded Subsidiaries”). Purchaser shall prepare and deliver to Seller from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). The Purchase Price and any such additional amounts shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Seller, and, unless otherwise required by Law, all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation. If the Asset Acquisition Statement or if applicable, the Revised Statements, is disputed by any Governmental Body, the party receiving notice of the dispute will promptly notify the other party hereto, and the parties will discuss the dispute prior to any resolution thereof. For purposes of this Section 2.2, the assets of the Company and the Disregarded Subsidiaries include the covenant not to compete as set forth in Section 7.7, and any allocation of the Purchase Price to such covenant not to compete shall be mutually agreed upon by Purchaser and Seller.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The aggregate purchase price to be paid by Purchaser (or its designated Affiliate or Affiliates) for the LLC Interests shall be an amount in cash equal to $22,500,000 less the amount of the Closing Indebtedness (the “Purchase Price”) and subject to adjustment as provided in Section 3.3 hereof.

3.2 Payment of Purchase Price. On the Closing Date, Purchaser shall (or cause its designated Affiliate or Affiliates to) pay by wire transfer of immediately available funds into the account designated in writing by Seller not less than two (2) Business Days prior to the Closing Date: (a) the Purchase Price, less the Indemnity Escrow Amount and the Seller Transaction Expenses set forth on Schedule 3.2 hereto, to Seller; (b) the Indemnity Escrow Amount to the Escrow Agent in accordance with Section 10.5 hereof; and (c) the Seller Transaction Expenses to the parties set forth on Schedule 3.2 hereto.

3.3 Purchase Price Adjustment.

(a) Closing Date Purchase Price Adjustment.

(i) Not later than three (3) days prior to the Closing Date, Seller shall provide Purchaser with an estimated balance sheet of the Company and the Subsidiaries as of the open of business on the Closing Date (the “Estimated Closing Balance Sheet”) and a statement of the estimated Closing Working Capital (as defined in Section 3.3(b)(i) below), derived from the Estimated Closing Balance Sheet (“Estimated Closing Working Capital”). The Estimated Closing Balance Sheet and Estimated Closing Working Capital shall be prepared by Seller in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Balance Sheet and Estimated Closing Working Capital were being prepared and audited as of a fiscal year end (“GAAP consistently applied”), subject to the accounting principles set forth on Schedule 3.3(a)(i) (the “Agreed Principles”).

(ii) If Estimated Closing Working Capital exceeds Target Working Capital by more than $300,000, the Purchase Price payable at Closing will be increased by the amount by which (A) the difference between Estimated Closing Working Capital and Target Working Capital (the “Estimated Working Capital Surplus”) exceeds (B) $300,000. The amount of any such increase shall be included in the Purchase Price payable by Purchaser at Closing. If Target Working Capital exceeds Estimated Closing Working Capital by more than $300,000, the Purchase Price payable at the Closing will be decreased by the amount by which (C) the difference between Estimated Closing Working Capital and Target Working Capital (the “Estimated Working Capital Shortfall”) exceeds (D) $300,000. In the event of any such decrease, the total amount payable at Closing by Purchaser shall be correspondingly decreased, and the Indemnity Escrow Amount shall be decreased dollar for dollar for the first $700,000 of any such decrease; provided that in no event shall the Indemnity Escrow Amount be reduced below $1,550,000 (that is, there shall be no corresponding decrease in the Indemnity Escrow Amount to the extent that a decrease in the Purchase Price exceeds $700,000). There shall be no adjustment to the Purchase Price at Closing pursuant to this Section 3.3(a)(ii) unless the Estimated Working Capital Shortfall or the Estimated Working Capital Surplus, as applicable, exceeds $300,000; provided, however, that, following the Closing, and notwithstanding the fact that the Estimated Working Capital Shortfall or the Estimated Working Capital Surplus, as applicable, may not have exceeded $300,000 at the Closing, the Purchase Price shall remain subject to the adjustment provisions set forth in Section 3.3(b) below, to the extent it is finally determined that the Closing Working Capital exceeded the Target Working Capital by more than $300,000 or that Target Working Capital exceeded Closing Working Capital by more than $300,000. “Target Working Capital” shall mean $11,383,310.

(b) Post-Closing Date Purchase Price Adjustment.

(i) Following the Closing, the Purchase Price shall be adjusted as provided herein to reflect the difference between Closing Working Capital and Estimated Closing Working Capital. “Closing Working Capital” means (A) the consolidated Included Current Assets of the Company and the Subsidiaries, less (B) the consolidated Included Current Liabilities of the Company and the Subsidiaries, determined as of the closing of business on the day immediately preceding the Closing Date. “Included Current Assets” means cash, accounts receivable, inventory, deposits and prepaid expenses, but excluding deferred Tax assets and receivables from any of the Company’s Affiliates, directors, employees, officers or equity interest holders and any of their Affiliates, determined in accordance with GAAP consistently applied, subject to the Agreed Principles. “Included Current Liabilities” means accounts payable, other current liabilities, accrued Taxes and accrued expenses, but excluding (A) deferred tax liabilities, (B) payables to any of the Company’s Affiliates, directors, employees, officers or equity interest holders and any of their Affiliates and (C) the current portion of long term debt, determined in accordance with GAAP consistently applied, subject to the Agreed Principles.

(ii) As soon as reasonably practicable, but in any event within sixty (60) days following the Closing Date, Purchaser shall deliver to Seller a balance sheet of the Company and the Subsidiaries as of the open of business on the Closing Date (the “Closing Balance Sheet”) and a statement of Closing Working Capital derived from the Closing Balance Sheet (the “Closing Working Capital Statement”). The Closing Balance Sheet and the Closing Working Capital Statement shall be prepared in accordance with GAAP consistently applied, subject to the Agreed Principles. The Purchaser shall grant to Seller and his representatives such access to the Business, at reasonable times and on reasonable conditions, as shall be reasonably necessary to verify the Closing Balance Sheet and the Closing Working Capital Statement, including reasonable access to Purchaser’s financial personnel, work papers, worksheets and other documents used in such calculations.

(iii) Acceptance of Statements; Dispute Procedures. The Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon) delivered by Purchaser to Seller shall be conclusive and binding upon the parties unless Seller, within twenty (20) days after delivery to Seller thereof, notifies Purchaser in writing that Seller disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute, in which event the Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within twenty (20) days after notice is given by Seller to Purchaser pursuant to the second preceding sentence, the parties shall submit the dispute to a mutually satisfactory partner in the New York office of the accounting firm of KPMG or, if such partner will not act, to a mutually satisfactory partner at such other nationally recognized independent accounting firm which is mutually agreeable to the parties (the “Independent Accountant”) for resolution. If the parties cannot agree on the selection of such a partner to act as Independent Accountant, the parties shall request the American Arbitration Association to appoint such a partner, and such appointment shall be conclusive and binding on the parties. Within twenty (20) days after acceptance of appointment, the Independent Accountant shall determine (functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and Seller, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital which shall be conclusive and binding on the parties. All proceedings conducted by the Independent Accountant shall take place in the city of New York. In resolving any disputed item, the Independent Accountant (x) shall be bound by the provisions of this Section 3.3 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Independent Accountant’s review and report shall be borne equally by Purchaser and Seller.

(iv) Payment. Upon final determination of the Closing Working Capital, as provided in Section 3.3(b)(iii) above:

(A) if Closing Working Capital exceeds Target Working Capital by more than $300,000, then the Purchase Price shall be increased by an amount equal to (1) the excess of the Closing Working Capital over Target Working Capital, less (2) $300,000, less (3) the amount of any previous increase in the Purchase Price pursuant Section 3.3(a)(ii), plus (4) the amount of any previous decrease in the Purchase Price pursuant to Section 3.3(a)(ii). The net amount payable under this Section 3.3(b)(iv)(A) shall be paid by Purchaser in accordance with Section 3.3(b)(iv)(D) within five (5) Business Days after the final determination contemplated by this Section 3.3(b).

(B) if Target Working Capital exceeds Closing Working Capital by more than $300,000, then the Purchase Price shall be decreased by an amount equal to (1) the excess of the Target Working Capital over Closing Working Capital, less (2) $300,000, less (3) the amount of any previous decrease in the Purchase Price pursuant Section 3.3(a)(ii), plus (4) the amount of any previous increase in the Purchase Price pursuant to Section 3.3(a)(ii). Any amount described in clause (4) of this Section 3.3(b)(iv)(B) shall be paid to Purchaser by Seller within five (5) Business Days after the final determination contemplated by this Section 3.3(b). The remaining amount payable under this Section 3.3(b)(iv)(B) shall be paid to Purchaser from the Indemnity Escrow Account, until the balance of the Indemnity Escrow Account has been reduced to $1,550,000. Thereafter, any remaining portion of the amount payable under this Section 3.3(b)(iv)(B) shall be paid to Purchaser by Seller within five (5) Business Days after the final determination contemplated by this Section 3.3(b).

(C) if the difference between Closing Working Capital and Target Working Capital is $300,000 or less, there shall be no adjustment of the Purchase Price and any adjustment previously made to the Purchase Price at Closing under Section 3.3(a)(ii) shall be reversed. In such event, if there has previously been an increase in the Purchase Price pursuant to Section 3.3(a)(ii), such increase shall be reversed and Seller shall pay the amount thereof to Purchaser within five (5) Business Days after such final determination. If there has previously been a decrease in the Purchase Price pursuant to Section 3.3(a)(ii), then such decrease shall be reversed and within five (5) Business Days after such final determination Purchaser shall pay the amount thereof as provided in Section 3.3(b)(iv)(D) below.

(D) if any adjustment of the Purchase Price at Closing pursuant to Section 3.3(a)(ii) has resulted in a reduction of the Indemnity Escrow Amount below $2,250,000, then any amounts payable by Purchaser under this Section 3.3(b)(iv) shall first be applied to increase the Indemnity Escrow Amount to $2,250,000, and any amounts so applied shall be delivered to the Escrow Agent to be held pursuant to the Escrow Agreement. Any remaining portion of an amount payable by Purchaser pursuant to this Section 3.3(b)(iv) shall be paid to Seller within five (5) Business Days after the final determination contemplated by this Section 3.3(b)(iv).

(v) Interest. All payments to be made under this Section 3.3(b) shall be made by wire transfer of immediately available funds, together with interest at the rate of 7% per annum, which interest shall begin to accrue on (and including) the Closing Date and shall continue to accrue until (but not including) the date on which full payment is made to Purchaser or Seller, as the case may be.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Closing Date. The consummation of the purchase and sale of the LLC Interests provided for in Article II hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at New York, the United States (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed in writing by the parties hereto.

4.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) At the election of Seller or Purchaser on or after October 25, 2007 (such date, as it may be extended under the provisos below, the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder; and provided further that the right to terminate this Agreement pursuant to this Section 4.2(a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or has resulted, directly or indirectly, in the failure of the Closing to take place by the Termination Date;

(b) by mutual written consent of Seller and Purchaser;

(c) by written notice from Purchaser to Seller that there has been an event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances has had or could reasonably be expected to have a Material Adverse Effect;

(d) by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 4.2(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e) by Purchaser, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, such that the conditions set forth in Sections 9.1(a) or 9.1(b) would not be satisfied and such breach is incapable of being cured or if capable of being cured, shall not have been cured within ten (10) days following receipt by Seller of notice of such breach from Purchaser; or

(f) by Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, such that the conditions set forth in Sections 9.2(a) or 9.2(b) would not be satisfied and such breach is incapable of being cured or if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchaser of notice of such breach from Seller.

4.3 Procedure Upon Termination. In the event of termination pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate and the purchase of the LLC Interests hereunder shall be abandoned.

4.4 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, however, that (a) the obligations of the parties set forth in this Section 4.4 and Articles XI and XII hereof shall survive any such termination and shall be enforceable hereunder; and (b) nothing in this Section 4.4 shall relieve Purchaser or Seller of any liability for a breach of this Agreement prior to the effective date of termination. For avoidance of doubt and without limiting any right of Purchaser to terminate this Agreement as provided in Section 4.2, if, between the date hereof and the Closing, (x) Seller complies with its obligations pursuant to Section 7.2(a)(ii), (y) the Company does not otherwise breach its obligations under the existing loan agreement between the Company and CIT Group/Commercial Services, Inc. (“CIT”) and (z) CIT fails to perform any of its obligations under such loan agreement or CIT fails to satisfy the working capital needs of the Company by increasing the reserve in the absence of a declared default, then in such event, Seller shall not be deemed to be in breach of Section 7.2(a)(ii) or otherwise under this Agreement based upon CIT's failure to perform any of its obligations under such loan agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject only to such exceptions as are specifically disclosed with respect to the specific numbered sections and subsections of this Article V in the disclosure schedule attached hereto as Exhibit A (the “Disclosure Schedule”), Seller hereby represents and warrants to Purchaser that:

5.1 Organization and Good Standing.

(a) Each of the Company and IMES is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of North Carolina and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Company and IMES is duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified would not have a Material Adverse Effect. Except as set forth on Schedule 5.1(a), Seller is the legal and beneficial owner of 100% of the limited liability company membership interests of each of the Company and IMES, free and clear of any Liens. Except for matters relating to (i) its direct or indirect ownership interests of the equity interests of the Subsidiaries, (ii) its tax filing obligations, and (iii) its incorporation, organization and capitalization, the Company has not engaged in any business or activity of any type or kind whatsoever and the Company does not own, directly or indirectly, any capital stock, equity securities or other such equivalent interests (“equity interests”) in any Person other than the Subsidiaries. Except for matters (i) set forth in Schedule 5.1(a), (ii) its tax filing obligations, and (iii) its incorporation, organization and capitalization, IMES has not engaged in any business or activity of any type or kind whatsoever and IMES does not own, directly or indirectly, any equity interests in any Person. Except as otherwise set forth in Schedule 5.1(a), there is no existing option, warrant, call, right or Contract to which any Group Company is a party requiring, and there are no securities of any Group Company outstanding that upon conversion or exchange would require, the issuance of any equity interest or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any equity interests. The Company is not a party to any voting trust or Contract with respect to the issuance, voting, redemption, sale, transfer or other disposition of the Shares or other equity interests or securities of the Company

(b) Each of the Subsidiaries is a limited liability company (or other equivalent corporate entity) duly organized, validly existing and in good standing under the Laws of the applicable jurisdiction and has all requisite limited liability or corporate power, as the case may be, and authority to own, lease and operate its properties and to carry on its business as now conducted. Except as otherwise set forth on Schedule 5.1(b), each of the Subsidiaries is duly qualified or authorized to do business as a foreign company (or other equivalent corporate entity) and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified would not have a Material Adverse Effect. The Company is the legal and beneficial owner of 100% of the equity interests of each of the Subsidiaries, free and clear of any Liens, except as set forth on Schedule 5.1(b).

(c) Schedule 5.1(c) sets forth, with respect to each of the Group Companies, its name, registered number, date of incorporation, jurisdiction of incorporation, the jurisdictions, if any, in which it is qualified to do business, registered office, managers, members, directors, officers, secretary, as well as the number of authorized and outstanding number of equity interests and the names and addresses of all holders of such equity interests.

(d) Corporate Records. Seller has delivered to Purchaser true and correct copies of the organizational documents of each of the Group Companies since April 28, 2006. The statutory books (including all registers and minute books) of each of the Group Companies previously made available to Purchaser have been properly kept and contain true and correct records of all meetings and accurately reflect in all material respects all other corporate action of the managers, members, directors, officers, and equity interest holders (including committees thereof, if any) of the Group Companies which are required by the Laws of the applicable jurisdiction.

5.2 Authorization of Agreement. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement. Seller and each of the Group Companies has all requisite power, authority and legal capacity (a) to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such party in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”); (b) to perform their respective obligations hereunder and thereunder; and (c) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of each of Seller and the Group Companies. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each of Seller and each of the Group Companies (to the extent a party thereto). This Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of and may be enforced against, as the case may be, Seller and the Group Companies, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by Seller of this Agreement or by Seller and the Group Companies (to the extent a party thereto) of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller and the Group Companies with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict with or default (whether with or without notice or lapse of time, or in any combination thereof) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to or increase any obligation of Seller or any of the Group Companies to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller or any of the Group Companies under any provision of (i) the limited liability company operating agreement or comparable organizational documents of any of the Group Companies; (ii) any Contract or Permit to which any of Seller or any of the Group Companies is a party or by which any of the properties or assets of Seller or any of the Group Companies are bound; (iii) any Order applicable to Seller or any of the Group Companies or by which any of the properties or assets of Seller or any of the Group Companies are bound; or (iv) any applicable Law.

(b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Body is required on the part of Seller or any of the Group Companies in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller or any of the Group Companies with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by Seller or any of the Group Companies of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract entered into by or Permit of the Group Companies.

5.4 Financial Statements.

(a) Seller has delivered to Purchaser copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2006 and the related audited consolidated statements of income and of cash flows of the Company and the Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheets of the Company and the Subsidiaries as at August 31, 2007 and the related consolidated statements of income and cash flows of the Company and the Subsidiaries for the eight-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied (except, with respect to the unaudited financial statements, for the lack of footnote disclosures and for normal recurring year-end adjustments that, individually or in the aggregate, would not be material) without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as at the dates and for the periods indicated. For the purposes hereof, the audited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2006 is referred to as the “Balance Sheet” and December 31, 2006 is referred to as the “Balance Sheet Date.”

(b) The Company and the Subsidiaries make and keep books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect the transactions and dispositions of their respective assets. To the Knowledge of Seller, the Company and the Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors any fraud, whether or not material, known to such individuals that involves management or other employees who have a significant role in the Company’s internal controls.

5.5 No Undisclosed Liabilities. None of the Group Companies has any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) that are immaterial the Group Companies.

5.6 Sufficiency of Assets. The Assets reflected on the Balance Sheet constitute all of the assets and properties used in or held for use in the Business and are sufficient for the conduct of the Business in the Ordinary Course of Business, as it has been conducted by the Company and the Subsidiaries.

5.7 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.7, since the Balance Sheet Date, (a) the Company and the Subsidiaries have conducted the Business only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:

(i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Assets of any Group Company having a replacement cost of more than $15,000 for any single loss or $75,000 for all such losses;

(ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any equity interests in any Group Company or any repurchase, redemption or other acquisition by any Group Company of any outstanding equity interests or other ownership interest in any other Group Company;

(iii) none of the Group Companies has awarded or paid any bonuses to former employees or employees of any Group Company with respect to the fiscal year ended December 31, 2006 or subsequent periods, except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any Group Company’s directors, officers, employees, agents or representatives or increased or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(iv) there has not been any change by any Group Company in accounting or Tax reporting principles, methods or policies;

(v) none of the Group Companies has made or rescinded any election relating to Taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

(vi) none of the Group Companies has failed to promptly pay and discharge current liabilities except for liabilities not material in amount that are disputed in good faith by appropriate proceedings;

(vii) none of the Group Companies has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person other than in the Ordinary Course of Business;

(viii) none of the Group Companies has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of any Group Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(ix) none of the Group Companies has discharged or satisfied any Lien, or paid any obligation or Liability, except in the Ordinary Course of Business;

(x) none of the Group Companies has canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company and the Subsidiaries taken as a whole;

(xi) none of the Group Companies has issued, created, incurred, assumed or guaranteed any Indebtedness in an amount in excess of $75,000 in the aggregate;

(xii) none of the Group Companies has made or committed to make any capital expenditures in excess of $15,000 individually or $75,000 in the aggregate;

(xiii) none of the Group Companies has instituted or settled any material Legal Proceeding resulting in a loss of revenue in excess of $10,000 in the aggregate;

(xiv) none of the Group Companies has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xv) none of the Group Companies has made any loan to, or entered into any other transaction with, any of its shareholders, Affiliates, officers, directors, partners or employees, except for any advances made to Employees in the Ordinary Course of Business; and

(xvi) none of the Group Companies has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.7.

5.8 Taxes.

(a) (i) Except as set forth in Schedule 5.8(a), all income and other material Tax Returns required to be filed by or on behalf of each of the Group Companies and any Affiliated Group of which any Group Company is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed or are under a valid extension of time to file, and all such Tax Returns are true, complete and correct in all material respects; and (ii) all income and other material Taxes of the Group Companies (whether or not shown on a Tax Return) have been fully and timely paid.

(b) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of any Group Company have been fully paid, and there are no audits or investigations by any Taxing Authority in progress, nor has any Group Company received any notice from any Taxing Authority that it intends to conduct such an audit or investigation, in each case relating to any of the Group Companies.

(c) The Company has delivered to Purchaser (i) complete copies of all income and other material Tax Returns of each of the Group Companies for all Taxable periods for which the applicable statute of limitations has not yet expired and (ii) any audit report or other correspondence issued within the last five (5) years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the any of the Group Companies.

(d) Each of the Group Companies has complied in all material respects with all applicable Laws relating to the withholding and payment of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(e) No claim has been made by a Taxing Authority in any jurisdiction in which any Group Company does not currently file a Tax Return such that such Group Company is or may be subject to taxation by that jurisdiction.

(f) Seller is not a “foreign person” within the meaning of section 1445 of the Code.

(g) None of the Group Companies has executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to any of the Group Companies.

(h) No agreement, waiver or other document or arrangement extending or having the effect of extending the period for the filing of a Tax Return or for the assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any Taxing Authority by or on behalf of any of the Group Companies.

(i) There are no Liens for Taxes upon the LLC Interests or Assets of the Group Companies, except for Permitted Exceptions.

(j) No issue has been raised by written inquiry of any Governmental Body, which, by application of the same principles, would reasonably be expected to affect the Tax treatment of the assets or properties of the Group Companies in any taxable period (or portion thereof) ending after the Closing Date.

(k) No power of attorney with respect to any Tax matter is currently in force with respect to the Group Companies that would, in any manner, bind, obligate or restrict Purchaser.

(l) Except as set forth on Schedule 5.8(l), none of the Assets of the Group Companies is (i) property required to be treated as being owned by another Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) "tax-exempt use property" within the meaning of section 168(h)(1) of the Code, (iii) "tax-exempt bond financed property" within the meaning of section 168(g) of the Code, (iv) "limited use property" within the meaning of Rev. Proc. 2001-28, (v) subject to section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(m) Except as set forth on Schedule 5.8(m), none of the Group Companies has ever been a member of any group of corporations with which it has filed (or been required to file) consolidated, combined, affiliated or unitary Tax Returns nor has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of foreign law), as a transferee or successor, by contract or otherwise.

(n) None of the Group Companies is or has ever been a party to any transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. None of the Group Companies is bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written).

(o) There is no taxable income of any Group Company that will be required under applicable Tax Law to be reported by Purchaser or any of its Affiliates, including any of the Group Companies, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(p) None of the Group Companies (other than Copperweld Bimetallics UK Limited) has elected in any jurisdiction to be classified as a corporation. The Group Companies (other than Copperweld Bimetallics UK Limited) are and have always has been treated as disregarded entities by all Taxing Authorities.

(q) Copperweld Bimetallics UK Limited has not elected in any jurisdiction to be classified as a disregarded entity and is and always has been treated as a corporation by all Taxing Authorities.

(r) Except as set forth on Schedule 5.8(r), none of the Group Companies is engaged in the conduct of a trade or business in any country other than the jurisdiction in which it is organized or has a branch, office or fixed place of business or permanent establishment in any country other than the jurisdiction in which it is organized. No Subsidiary has ever been a passive foreign investment company within the meaning of Section 1297 of the Code.

(s) The Group Companies have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code (or any corresponding or similar provision of foreign Law).

(t) None of the Group Companies has engaged in any “reportable transactions” as defined in Treasury Regulation Section 1.6011-4(b).

5.9 Company Property.

(a) None of the Group Companies own any real property. Schedule 5.9(a) sets forth a complete list of all real property and interests in real property leased by any of the Group Companies (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and the real property specified in such lease, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or sublessee, including a description of each such Real Property Lease (including the name of the third party lessor or sublessor and the date of the lease or sublease and all amendments thereto). The Company Properties constitute all interests in real property currently used, occupied or held for use in connection with the Business and which are necessary for the continued operation of the Business as currently conducted. All of the Company Properties and buildings, fixtures and improvements thereon owned or leased by the Group Companies (i) are in good operating condition, wear and tear excepted, without material structural defects, and all mechanical and other systems located thereon are in good operating condition, ordinary wear and tear excepted, and (ii) are suitable, sufficient and appropriate in all material respects for their current use. Except as set forth on Schedule 5.9, none of the improvements located on the Company Properties constitute a non-conforming use or otherwise require any special dispensation, variance or special Permit under any Laws. Each of the Group Companies has delivered to Purchaser true and correct copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b) Each Group Company, as applicable, has a valid, binding and enforceable leasehold interest (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)) under each of the Real Property Leases under which it is a lessee or sublessee, free and clear of all Liens other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect. None of the Group Companies is in default under any such Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied (whether with or without notice or the passage of time or in any combination thereof) would result in such a default. None of the Group Companies has received or given any notice of any default or event that, with notice or lapse of time or both, would constitute a default by the applicable Group Company under any of the Real Property Leases and, to the Knowledge of Seller, no other party is in default thereof, and none of the Group Companies nor any other party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) The Group Companies have all material certificates of occupancy and Permits of any Governmental Body required for the current use and operation of each Company Property, and the Group Companies have complied with all material conditions of the Permits applicable to them. No default or violation, or event that, with the lapse of time or giving of notice or both, would become a material default or violation, has occurred in the due observance of any Permit.

(d) There does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of Seller or any Group Company has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e) None of the Group Companies has received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(f) Except as set forth on Schedule 5.9(f), none of the Group Companies owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

5.10 Tangible Personal Property.

(a) The Group Companies have good and marketable title to all of the items of tangible personal property (other than leased property) used in the Business by the Group Companies (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement) (the “Tangible Personal Property”), free and clear of any and all Liens, other than Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes for which such items are currently used.

(b) Schedule 5.10(b) sets forth all leases of personal property involving annual payments in excess of $15,000 relating to personal property used by any of the Group Companies in the Business or to which any of the Group Companies is a party or by which the assets or properties of any of the Group Companies is bound (“Personal Property Leases”). All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Group Companies have delivered to Purchaser true and correct copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) The Group Companies have a valid, binding and enforceable leasehold interest (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)) under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and none of the Group Companies has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any Group Company under any of the Personal Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and none of the Group Companies nor any other party to the Personal Property Leases has exercised any termination rights with respect thereto.

5.11 Intellectual Property and Technology.

(a) Schedule 5.11(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, registered Copyrights, and pending applications for registration of Copyrights owned by any of the Group Companies, including (i) the owner of each such item of Intellectual Property and Technology, (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed, and (iii) the registration or application date, as applicable.

(b) Except as disclosed in Schedule 5.11(b), the Company or other Group Company, as applicable, is the sole and exclusive owner of all right, title and interest in and to all of the Intellectual Property and Technology listed on Schedule 5.11(a). The Company or other Group Company, as applicable, is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and commercially exploit, as the case may be, all other Intellectual Property and Technology as the same is used, sold, licensed and commercially exploited in the Business as currently conducted, free and clear of all Liens or obligations to others (except for the Intellectual Property Licenses included in Schedule 5.11(e)).

(c) The Intellectual Property, the Technology, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services owned by or licensed to any of the Group Companies in connection with the Business as currently conducted, and the current business practices, methods and operations of the Group Companies do not infringe, constitute an unauthorized use of, misappropriation or violate any Intellectual Property, Technology or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which any of the Group Companies or any of their employees or former employees is a party). The Intellectual Property and Technology owned by or licensed to the Group Companies under the Intellectual Property Licenses include all of the Intellectual Property and Technology necessary and sufficient to enable the Group Companies to conduct the Business in the manner in which such Business is currently being conducted.

(d) Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $15,000, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.11(e), none of the Group Companies is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Intellectual Property or Technology owned by or licensed to any of the Group Companies under any of the Intellectual Property Licenses, or any other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted.

(e) Schedule 5.11(e) sets forth a complete and accurate list of all Contracts (i) to which any Group Company is a party (A) granting any Intellectual Property License, (B) containing a covenant not to compete or otherwise limiting its ability to (x) exploit fully any of the Intellectual Property or (y) conduct the Business in any market or geographical area or with any Person or (ii) to which any Group Company is a party containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property.

(f) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of, as applicable, the Company and the other Group Companies, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the Group Companies is in default under any Intellectual Property License, nor, to the Knowledge of Seller, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. Except as set forth on Schedule 5.11(f), no party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto. Except as set forth on Schedule 5.11(f), the Group Companies have good and valid title to the Intellectual Property Licenses, free and clear of all Liens other than Permitted Exceptions. The Group Companies have delivered or otherwise made available to Purchaser true and correct copies of all of the Intellectual Property Licenses, together with all amendments, modifications or supplements thereto.

(g) Except as set forth on Schedule 5.11(g), no Trade Secret material to the Business as currently conducted has been authorized to be disclosed or has been actually disclosed by any of the Group Companies to any of their former employees, employees or any third Person other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Intellectual Property. Except as set forth on Schedule 5.11(g), the Group Companies have taken adequate security measures to protect the secrecy, confidentiality and value of all Intellectual Property and any other material, non-public, proprietary information, which measures are reasonable in the industry in which the Business operates.

(h) Except as set forth on Schedule 5.11(h), as of the date hereof, none of the Group Companies (i) is the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation or dilution by any Person against Seller, the Company or any of the other Group Companies or challenging the ownership, use, validity or enforceability of any Intellectual Property or (ii) has received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of Seller, there are no facts or circumstances that would form the basis for any such claim or challenge. Except as set forth on Schedule 5.11(h), all of the Company’s and/or the other Group Companies’ rights in and to the owned or licensed Intellectual Property, are valid and enforceable.

(i) Except as set forth on Schedule 5.11(i), to the Knowledge of Seller, no Person is infringing, violating, misusing or misappropriating any Intellectual Property owned by or licensed to any of the Group Companies, and no such claims have been made against any Person by Seller, the Company or any of the other Group Companies with respect thereto.

(j) Except as set forth on Schedule 5.11(j), all necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Intellectual Property that has been issued or registered or is the subject of a pending application have been timely paid, and all necessary documents, certificates and other relevant filings in connection with such Intellectual Property have been timely filed with the relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Intellectual Property and all issuances, registrations and applications therefor.

(k) Except as set forth on Schedule 5.11(k), the consummation of the transactions contemplated hereby will not result in the loss or impairment of the respective rights of the Company or any of the other Group Companies to own or use any of the Intellectual Property or any of the Intellectual Property pursuant to the Intellectual Property Licenses.

(l) No employee or former employee of any of the Group Companies has any right, title or interest, directly or indirectly, in whole or in part, in any material Intellectual Property. To the Knowledge of Seller, no employee or former employee of any of the Group Companies engaged in the Business is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(m) Schedule 5.11(m) sets forth a complete and accurate list of (i) all Software included in the Technology owned exclusively by the Company or any of the other Group Companies that is material to the operation of the Business and (ii) all other Software used in the Business that is not exclusively owned by the Company or the other Group Companies, excluding commercial-off-the-shelf Software available on reasonable terms for a license fee of no more than $15,000.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth, by reference to the applicable subsection of this Section 5.12(a), all of the following Contracts to which the Company or any of the other Group Companies is a party or by which any of them or their respective assets or properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any current or former officer, director, manager or Affiliate of the Company or any of the other Group Companies;

(ii) Contracts for the sale of any of the Assets of the Company or any of the other Group Companies (other than in the Ordinary Course of Business);

(iii) Contracts for the grant to any Person of any preferential rights to purchase any of the Assets of the Company or any of the other Group Companies;

(iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v) Contracts containing covenants of the Company or any of the other Group Companies not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Company or any of the other Group Companies in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of the other Group Companies of any operating business or material assets or the capital stock or other equity interests of any other Person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the Assets of the Company or any other Group Company;

(viii) purchase Contracts giving rise to Liabilities of the Company or any of the other Group Companies in excess of $15,000;

(ix) all Contracts providing for payments by or to the Company or any of the other Group Companies in excess of $15,000 in any fiscal year or $75,000 in the aggregate during the term thereof;

(x) all Contracts obligating the Company or any of the other Group Companies to provide or obtain products or services for a period of one (1) year or more or requiring the Company or any other Group Company to purchase or sell a stated portion of its requirements or outputs providing for payments in excess of $15,000 in any fiscal year or $75,000 in the aggregate during the term thereof;

(xi) Contracts under which the Company or any of the other Group Companies has made advances or loans to any other Person;

(xii) Contracts providing for severance, retention, change in control or other similar payments;

(xiii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $100,000;

(xiv) material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company or any of the other Group Companies; and

(xvi) Contracts that are otherwise material to the Company and the other Group Companies.

(b) Except as otherwise stated in Schedule 5.12(b), (i) each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, or any other Group Company which is a party thereto, and, to the Knowledge of Seller, of the other parties thereto, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and upon consummation of the transactions contemplated by this Agreement, shall, continue in full force and effect without penalty or other adverse consequence; (ii) none of the Group Companies is in default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in material breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by any Group Company or any other party thereunder; (iii) no party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract; (iv) the Group Companies have good and valid title to the Material Contracts, free and clear of all Liens other than Permitted Exceptions. The Group Companies have delivered to Purchaser true and correct copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

5.13 Employee Benefits.

(a) Schedule 5.13(a) sets forth a true and complete list, separately identified for each country in which current or former employees, consultants or directors of the Company and any of the other Group Companies are based, of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) any employment, individual consulting, separation, retention, severance or change in control agreement, and (iii) any other plans, agreements or arrangements (including contracts of insurance and contracts with current service providers) relating to pension, welfare benefits, severance, retention, vacation, leaves of absence, company awards, supplemental unemployment, salary continuation, deferred compensation, profit-sharing, bonus or other incentive compensation, equity and equity-based compensation, stock purchase, life insurance, business travel, personal accident insurance, and educational assistance plans, policies, or agreements to which the Company or any of the other Group Companies has any obligation or liability, contingent or otherwise, in respect of current or former employees, individual consultants or directors of the Company or any of its Subsidiaries (“Employee Benefit Plans”). Except as set forth on Schedule 5.13(a), neither the Company nor any of its Affiliates and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has in the last six years sponsored, maintained, contributed or been obligated to contribute to any “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, including any multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plans”). Neither the Company nor any of its Subsidiaries is or has at any time since 27 April 2004 been connected with or an associate of (as those terms are used in the UK Pensions Act 2004) an employer in relation to an occupational pension scheme (as defined in Section 1 of the UK Pension Schemes Act 1993 (“PSA 1993”)) established in the United Kingdom which is not a money purchase scheme (as defined in section 181 of PSA 1993).

(b) True and complete copies of the following documents, in respect of each of the Employee Benefit Plans have been delivered to Purchaser: (A) except where form agreements substantially representative of the actual agreements have been provided, copies of all employment, individual consulting, separation, retention, severance or change in control agreements with current or former employees, consultants or directors of the Company and any of its Subsidiaries, (B) any plans and related trust documents and all amendments thereto, or written summaries of all unwritten Employee Benefit Plans, (C) the most recent Forms 5500 and schedules thereto, (D) the most recent financial statements (if applicable), (E) the most recent IRS determination or opinion letter, (F) the most recent summary plan descriptions (including letters or other documents updating such descriptions), and (G) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

(c) Each of the Employee Benefit Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under section 501 of the Code, and, except as disclosed on Schedule 5.13(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the balance sheet on or prior to the Closing Date.

(e) Except as set forth on Schedule 5.13(e), none of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary. Each of the Group Companies which maintains a “group health plan” within the meaning of section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(f) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans, the assets of any such plans or any of the Group Companies, or the plan administrator or any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any such Legal Proceeding.

(g) Each of the Employee Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and are disclosed on Schedule 5.13(g).

(h) Neither the Company nor any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of section 4975 of the Code or Section 406 of ERISA.

(i) Except as set forth on Schedule 5.13(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of any of the Group Companies; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits.

(j) None of the Group Companies has made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement, or plan that could obligate Purchaser to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Section 280G(b)(4) and 280G(b)(5) thereof).

(k) Except as set forth on Schedule 5.13(k), none of the Group Companies is a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan, or to modify any existing Employee Benefit Plan.

(l) The Company and the other Group Companies have reasonably and correctly classified for all purposes (including without limitation for all Tax purposes and for purposes of determining eligibility and benefits under any Employee Benefit Plan) all employees, leased employees, consultants and independent contractors, and has made all required filings in connection with services provided by such persons.

(m) To the Knowledge of Seller, except as set forth on Schedule 5.13(m), each Employee Benefit Plan subject to the Laws of a jurisdiction other than those of the U.S. or any local jurisdiction thereof (“Non-US Plan”), is fully funded, fully insured, or the liabilities thereunder are correctly reflected in the financial statements of the Company or the other Group Companies. None of the Non-US Plans is or has been classified as a defined benefit pension plans.

5.14 Labor.

(a) Except as set forth on Schedule 5.14(a), (i) none of the Group Companies is a party to any labor or collective bargaining agreement, (ii) there are no labor or collective bargaining agreements which pertain to employees of the Company or any of the Subsidiaries, and (iii) no employees are represented by any labor organization. No labor organization or group of employees of the Company or the Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding currently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any of the other Group Companies pending or, to the Knowledge of Seller, threatened by any labor organization or group of employees.

(b) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Seller, threatened against or involving the Company or any of the other Group Companies involving any employee. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any employee or former employee.

(c) Except as set forth on Schedule 5.14(c), there are no complaints, charges or claims against the Company or the other Group Companies pending or, to Knowledge of Seller, threatened that could be brought or filed, with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of the other Group Companies, of any individual. Each of the Company and the other Group Companies is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of the other Group Companies within the six months prior to Closing.

5.15 Litigation. Except as set forth in Schedule 5.15,  there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against the Company or any of the other Group Companies (or, to the Knowledge of Seller, pending or threatened, against any of the officers, directors or key Employees of the Company or any of the other Group Companies with respect to the Business or any other activities conducted on behalf of the Company or any of the Subsidiaries), or to which the Company or any of the other Group Companies is otherwise a party, before any Governmental Body; nor, to the Knowledge of Seller, is there any reasonable basis for any such Legal Proceeding. None of the Group Companies is subject to any Order, and none of the Group Companies is in breach or violation of any Order. Except as set forth on Schedule 5.15, none of the Group Companies is engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against the Company or any of the other Group Companies or to which the Company or any of the other Group Companies is otherwise a party relating to this Agreement or any Seller Document or the transactions contemplated hereby or thereby.

5.16 Compliance with Laws; Permits.

(a) The Company and the other Group Companies are in compliance in all material respects with all Laws applicable to their respective operations or Assets or the Business. None of the Group Companies has received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of Seller, none of the Group Companies is under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation, other than any violation that would not impose any Liability on Purchaser or result in a Lien on any of the Assets following the Closing.

(b) Schedule 5.16(b) contains a list of all Permits which are required for the operation of the Business as currently conducted (“Seller Permits”), other than those the failure of which to possess is immaterial. The Company and the other Group Companies currently have all Permits which are required for the operation of the Business as currently conducted, other than those the failure of which to possess is immaterial. None of the Group Companies is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit and, to the Knowledge of Seller, there are no facts or circumstances which could reasonably be expected to form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened, relating to the suspension, revocation or modification of any of the Seller Permits. None of the Seller Permits will be impaired by the consummation of the transactions contemplated by this Agreement.

5.17 Environmental Matters. Except as set forth on Schedule 5.17 hereto:

(a) the operations of the Company and each of the other Group Companies, with respect to the Business, are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business and no action or proceeding is pending or, to the Knowledge of Seller threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of Seller, no facts, circumstances or conditions currently exist that would reasonably be expected to adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b) with respect to the Business, none of the Group Companies is the subject of any outstanding written order or Contract with any Governmental Body or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) no claim has been made or is pending or, to the Knowledge of Seller, threatened against the Company or any of the other Group Companies, alleging, with respect to the Business, that any or all of the Company and the other Group Companies may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law;

(d) to the Knowledge of Seller, no facts, circumstances or conditions exist with respect to the Business or any property currently or formerly owned, operated or leased by the Company or any of the other Group Companies or any property to which the Company or any of the other Group Companies arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Business incurring unbudgeted Environmental Costs or Liabilities;

(e) to the Knowledge of Seller, there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company or any of the other Group Companies pending or threatened which could lead to the imposition of any Environmental Costs or Liabilities or Liens under Environmental Law; and

(f) there is not located at any of Company Properties, any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v)  equipment containing polychlorinated biphenyls (except those that are in compliance with Environmental Laws).

5.18 Insurance. The Company and the other Group Companies have insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company or any of the other Group Companies is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Business and Assets of the Company and the other Group Companies. Set forth in Schedule 5.18 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company and the other Group Companies setting forth the policy names, policy numbers, carrier, term, type and amount of coverage, excess, deductibles and annual premium. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of Seller no threat has been made to cancel any insurance policy of the Company or any of the other Group Companies during such period. Except as set forth on Schedule 5.18, all such insurance will remain in full force and effect following the Closing. To the Knowledge of Seller, no event has occurred, including the failure by the Company or any of the other Group Companies to give full and accurate information, which limits or impairs the rights of the Company or any of the other Group Companies under any such insurance policies.

5.19 Inventories. The inventories of the Company and the other Group Companies are in good and marketable condition, and are saleable in the Ordinary Course of Business. The inventories of the Company and the other Group Companies set forth in the Balance Sheet were valued at the lower of cost (on a FIFO/LIFO basis) or market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for obsolete, excess, damaged, slow-moving or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The inventories of the Company and the other Group Companies constitute sufficient quantities for the normal operation of the Business in accordance with past practice.

5.20 Accounts and Notes Receivable and Payable.

(a) Except as set forth on Schedule 5.20(a), (i) all accounts and notes receivable of the Company and the other Group Companies have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms; (ii) to the Knowledge of Seller, all accounts and notes receivable of the Company and the other Group Companies reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied; (iii) to the Knowledge of Seller, all accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied; and (iv) none of the accounts or the notes receivable of the Company and the other Group Companies (A) are subject to any setoffs or counterclaims or (B) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement.

(b) Except as set forth on Schedule 5.20(b), all accounts payable of the Company and the other Group Companies reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

5.21 Related Party Transactions.

Except as set forth on Schedule 5.21, no Employee, officer, director, equity interest holder, partner, manager or member of the Company or any of the other Group Companies, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company or any of the other Group Companies nor does the Company or any of the other Group Companies owe any amount to, or has the Company or any of the other Group Companies committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company or any of the other Group Companies (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or any of the other Group Companies, (iv) has any claim or cause of action against the Company or any of the other Group Companies or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any other Group Company. None of Group Companies owes any amount to, nor has the Company nor any of the other Group Companies committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, that in any case could become a liability of Purchaser or result in a Lien on any Assets following the Closing.

5.22 Customers and Suppliers.

(a) Schedule 5.22 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company and the other Group Companies, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2006, showing the approximate total sales by the Company and the other Group Companies to each such customer and the approximate total purchases by the Company and the other Group Companies from each such supplier, during such period.

(b) Except as set forth on Schedule 5.22, (i) since the Balance Sheet Date, no customer or supplier listed on Schedule 5.22 has terminated its relationship with the Company or any of the other Group Companies or materially reduced or changed the pricing or other terms of its business with the Company or any of the other Group Companies; and (ii) to the Knowledge of Seller, no customer or supplier listed on Schedule 5.22 has notified Seller, the Company or any of the other Group Companies that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or any of the other Group Companies.

5.23 Product Warranty; Product Liability.

(a) Except as set forth on Schedule 5.23, each product manufactured, sold or delivered by the Company or any of the other Group Companies in conducting the Business has been in conformity in all material respects with all product specifications and all express and implied warranties and, to the Knowledge of Seller, all applicable Laws. None of the Group Companies has any liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet. None of the Group Companies has sold any products or delivered any services that included a warranty for a period of longer than one (1) year.

(b) None of the Group Companies has material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any of the Subsidiaries. None of the Group Companies has committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any of the Subsidiaries with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of the Company or any of the Subsidiaries.

5.24 Banks. Schedule 5.24 contains a complete and correct list of (a) the names and locations of all banks in which the Company or any other Group Company has accounts or safe deposit boxes, (b) the account numbers of all such accounts and (c) the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 5.24, no person holds a power of attorney to act on behalf of Seller, the Company or any other Group Company.

5.25 Health and Safety. Each of the Group Companies are in material compliance with all applicable Laws relating to occupational safety and health. None of the Group Companies has received any notice of or been charged with the violation of any Laws relating to occupational safety and health nor, to the Knowledge of Seller, has any such complaint been threatened.

5.26 Full Disclosure. No representation or warranty of Seller contained in this Agreement or any of the Seller Documents and no written statement made by or on behalf of Seller, the Company and the Subsidiaries to Purchaser (or any of its designated Affiliate or Affiliates) pursuant to this Agreement or any of the Seller Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

5.27 Financial Advisors. Except as set forth on Schedule 3.2, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for or of Seller, the Company or any of the Subsidiaries in connection with the transactions contemplated by this Agreement who will be entitled to any fee or commission or like payment in respect thereof. All fees to the Persons listed on Schedule 3.2 shall be paid solely by Seller, and Purchaser shall have no liability or obligation for, in respect of, any such fees following the Closing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 6.3 hereto, none of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Purchaser; (ii) any Contract, or Permit to which Purchaser is a party or by which any of the assets or properties of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for (i) compliance with the applicable requirements of the CFIUS and (ii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

6.4 Financing. Purchaser has obtained written term sheets from financially responsible institutions (the “Financing Arrangements”) for the proposed financing to be used in connection with the transactions contemplated hereby (the “Financing”). The amount of the Financing, if obtained, will provide sufficient funds for Purchaser to consummate the transactions contemplated by this Agreement.

6.5 Investment Representations.

(a) The LLC Interests are being acquired by Purchaser solely for Purchaser’s own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution in violation of the Securities Act of 1933, as amended (the "Securities Act").

(b) Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of the proposed investment in the LLC Interests; provided, that the foregoing shall not limit or impair any representation or warranty made by Seller in this Agreement or the ability of Purchaser to rely thereon.

(c) Purchaser understands that the LLC Interests may not be sold, transferred or otherwise disposed of by it without registration under the Securities Act and any applicable state securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering such LLC Interests or an available exemption from registration, such LLC Interests may be required to be held indefinitely.

6.6 Litigation. There is no Legal Proceeding against Purchaser pending or, to the knowledge of Purchaser, threatened against Purchaser, which could reasonably be expected, if adversely determined, to delay, prevent or hinder the consummation of the transactions contemplated hereby.

6.7 Financial Advisors. Except as set forth on Schedule 6.7, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for or of Purchaser in connection with the transactions contemplated by this Agreement who will be entitled to any fee or commission or like payment in respect thereof. All fees to the Persons listed on Schedule 6.7 shall be paid solely by Purchaser (or, following the Closing, the Company and/or the Subsidiaries), and Seller shall not have any liability or obligation for, in respect of, any such fees following the Closing.

6.8 Seller Representations and Warranties. Purchaser acknowledges that Seller has not made any representations or warranties concerning the Company or the other Group Companies or the Business other than the representations and warranties expressly set forth in this Agreement and in the certificates and other documents to be delivered by Seller and the Group Companies pursuant hereto.

ARTICLE VII

COVENANTS

7.1 Access to Information. Seller shall, and Seller shall cause the Group Companies to, afford to Purchaser and its accountants, counsel, financial advisors and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to their respective properties and facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company or any of the other Group Companies or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s or the other Group Companies’ systems of internal control), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of the Company and the other Group Companies as Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the operations of the Company and the other Group Companies. Prior to the Closing, Seller shall, and Seller shall cause the Group Companies to, generally keep Purchaser informed as to all material matters involving the operations and businesses of the Company and each of the other Group Companies. Seller shall, and Seller shall cause the Group Companies to, authorize and direct the appropriate directors, managers and employees of the Company and each of the other Group Companies, as the case may be, to discuss matters involving the operations and business of the Company and such Group Company with representatives of Purchaser and its prospective lenders or placement agents and other financial sources. All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Nondisclosure Agreement dated May 31, 2007 among Purchaser and Seller, the terms of which shall continue in force until the Closing; provided that Purchaser and Seller may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby and the Financing. Notwithstanding the foregoing, Seller, the Company and the other Group Companies shall not be required to disclose any information if such disclosure would contravene any applicable Law. No information provided to or obtained by Purchaser pursuant to this Section 7.1 shall limit or otherwise affect the remedies available hereunder to Purchaser (including, but not limited to, Purchaser’s right to seek indemnification pursuant to Article X), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

7.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, between the date hereof and the Closing, Seller shall, and Seller shall cause the Group Companies to:

(i) conduct the Business only in the Ordinary Course of Business;

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Company and the other Group Companies and (B) preserve the present relationships with Persons having business dealings with the Company and the other Group Companies (including customers and suppliers);

(iii) maintain (A) all of the assets and properties of, or used by, the Company and the other Group Companies in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the assets and properties of, or used by, the Company and the other Group Companies in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Company and the other Group Companies in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of the Company and the other Group Companies;

(v) comply with the capital expenditure plan of the Company and the other Group Companies for 2007, including making such capital expenditures in the amounts and at the times set forth in such plan;

(vi) comply in all material respects with all applicable Laws; and

(vii) pay all filing, maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Intellectual Property owned by or licensed to the Company and the other Group Companies.

(b) Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, Seller (with respect to Subsection (iii) hereof and solely with respect to the Business) shall not, and Seller shall not permit the Group Companies to:

(i) except as may be required by the terms of any employment or consulting arrangement referred to in the Disclosure Schedule and furnished to Purchaser, (A) increase the salary or other compensation of any director or employee of the Company or any of the other Group Companies, (B) grant any bonus, benefit or other direct or indirect compensation to any employee or director, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of the other Group Companies or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company or any of the other Group Companies (or amend any such agreement) to which the Company or any of the other Group Companies is a party;

(ii) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; (a) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company or any of the other Group Companies; (b) modify the terms of any Indebtedness or other Liability; or (c) make any loans, advances of capital contributions to, or investments in, any other Person (other than to the Subsidiaries in the Ordinary Course of Business);

(iii) (a) make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (b) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and the Company shall have provided Purchaser a copy thereof (together with supporting papers) at least three (3) Business Days prior to the due date thereof for Purchaser to review and approve (such approval not to be unreasonably withheld, conditioned or delayed);

(iv) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of the Company or any of the other Group Companies;

(v) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets, whether tangible or intangible (except for fair consideration in the Ordinary Course of Business) of the Company and the other Group Companies;

(vi) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(vii) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or interests in, the Company or any of the other Group Companies;

(viii) cancel or compromise any debt or claim or waive or release any material right of the Company or any of the other Group Companies except in the Ordinary Course of Business;

(ix) enter into any commitment for capital expenditures in excess of $15,000 for any individual commitment and $75,000 for all commitments in the aggregate;

(x) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to any Employee;

(xi) introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

(xii) enter into any transaction or enter into, modify or renew any Contract which by reason of its size or otherwise is not in the Ordinary Course of Business;

(xiii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of the Company or any of the other Group Companies, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xiv) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) Permit;

(xv) settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $50,000;

(xvi) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xvii) take any action which would reasonably be expected to adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xviii) amend the limited liability company operating agreement or comparable organization document of any Group Company; or

(xix) agree to do anything (A) prohibited by this Section 7.2, (B) which would make any of the representations and warranties of Seller in this Agreement or any of the Seller Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect.

7.3 Consents. Subject to Section 7.4 with respect to matters relating to applicable regulatory approvals, each of Purchaser and Seller shall use, and Seller shall cause each of the Group Companies to use, its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices that are required to be obtained by such party in order to consummate, or in connection with, the transactions contemplated by this Agreement, including, in the case of Seller and the other Group Companies, the consents, waivers, approvals and notices referred to in Section 5.3(b) hereof. All such consents, waivers, approvals and notices to be obtained by Seller or any other Group Company shall be in writing and in form and substance satisfactory to Purchaser, and executed counterparts of such consents, waivers and approvals shall be delivered to Purchaser promptly after receipt thereof. Notwithstanding anything to the contrary in this Agreement, (i) neither Purchaser nor any of its Affiliates shall be required to pay any amounts in connection with the obtaining of any consent, waiver or approval by the Seller or any of the other Group Companies pursuant to this Section 7.3, and (ii) neither Seller nor any of its Affiliates shall be required to pay any amounts in connection with the obtaining of any consent, waiver or approval by Purchaser pursuant to this Section 7.3.

7.4 Regulatory Approvals. Each of Purchaser and Seller shall use, and Seller shall cause the Group Companies to use, their respective commercially reasonable efforts to (i) make or cause to be made all filings required of each of them or any of their respective subsidiaries or Affiliates under applicable Laws with respect to the transactions contemplated hereby as promptly as practicable, (ii) comply at the earliest practicable date with any request under applicable Laws for additional information, documents, or other materials received by each of them or any of their respective Affiliates from the relevant Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with resolving any investigation or other inquiry of any Governmental Body with respect to any such filing. Purchaser and Seller have mutually agreed that no voluntary CFIUS filing shall be made. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Each of Purchaser and Seller shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to granting regulatory approval for the transactions contemplated by this Agreement.

7.5 Further Assurances. Subject to, and not in limitation of, Section 7.4, each of Seller and Purchaser shall use, and Seller shall cause each of the Group Companies to use, its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.6 No Shop. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Article IV, Seller shall not, and Seller shall not permit any of the Group Companies nor any of their Affiliates nor their respective officers, employees, representatives or agents to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, or otherwise cooperate in any manner with, any Person (other than Purchaser and Purchaser’s representatives) concerning any purchase of the Business or any of the equity interests of any of the Company or the other Group Companies, any merger involving or affecting the Business, the Company or any of the other Group Companies, any sale of all or substantially all of the assets of the Business, the Company or any of the other Group Companies (in one transaction or a series of related transactions) (other than assets sold in the Ordinary Course of Business).

7.7 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period from the date hereof until the third anniversary of the Closing Date, Seller shall not and shall cause its Affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in any activity similar to or that otherwise competes with the Business (a “Restricted Business”).

(b) For a period from the date hereof to the third anniversary of the Closing Date, Seller shall not and shall cause its Affiliates and the directors, officers, employees and agents of such Affiliates not to: (i) cause, solicit, induce or encourage any employees of the Company or the Subsidiaries to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of the Company or the Subsidiaries and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(c) From and after the date hereof, Seller shall not and shall cause its Affiliates and their respective officers, directors employees and agents not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below). Seller and its Affiliates and their respective officers, directors, employees and agents shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, they shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. For purposes of this Section 7.7(c), “Confidential Information” means any information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder.

(d) The covenants and undertakings contained in this Section 7.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.7 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of this Section 7.7 will be inadequate. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.7 without the necessity of first proving actual damages. The rights and remedies provided by this Section 7.7 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

(e) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.8 Preservation of Records. Seller and Purchaser agree that each of them shall preserve and keep the records held by such party or its Affiliates relating to the Business for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety-day period, to take possession of the records within 180 days after the date of such notice.

7.9 Publicity. None of Seller or Purchaser shall (and Seller shall not permit any of the Group Companies to) issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities. Each of Purchaser and Seller agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where and only to the extent that such disclosure, availability or filing is required by applicable Law and permitted by the Nondisclosure Agreement, dated May 31, 2007, between Seller and Purchaser.

7.10 Use of Name. Except as otherwise set forth on Schedule 5.7(xiv) or Schedule 5.11(b), Seller hereby agrees that the Company has, and upon the Closing, the Company and/or the Subsidiaries shall have the sole right to the use of the names “Copperweld” and “Copperweld Bimetallic”, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs and containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto and the Marks set forth on Schedule 5.11(a) (collectively, the “Company Marks”). Seller acknowledges that he has no interest in any of the Company Marks, and agrees that he shall not, and shall not permit any Affiliate to, use any of the Company Marks or any variation or simulation thereof.

7.11 Environmental Matters. Seller shall permit Purchaser and Purchaser’s environmental consultants to conduct such investigations of the environmental conditions of the Company Properties and the operations thereat as Purchaser, in its sole discretion, shall deem necessary or prudent (“Purchaser’s Environmental Assessment”). Purchaser’s Environmental Assessment, if any, shall be in conducted at Purchaser’s sole cost and expense, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company and the Subsidiaries. Seller shall (and Seller shall cause the Company to) promptly file all materials required by Environmental Laws as a result of or in furtherance of the transactions contemplated hereunder, and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Business after the Closing Date.

7.12 Cooperation with Financing. In order to assist with obtaining the Financing, Seller shall, and shall cause the Group Companies to, provide such assistance and cooperation as Purchaser and its Affiliates may reasonably request, including (i) cooperating with prospective lenders or other proposed financing sources, underwriters, placement agents or initial purchasers in performing their due diligence, and (ii) providing any reasonably requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters and estoppel certificates.

7.13 Monthly Financial Statements. As soon as reasonably practicable, but in no event later than 30 days after the end of each calendar month during the period from the date hereof to the Closing, Seller shall (and Seller shall cause the Company to) provide Purchaser with (i) unaudited consolidated monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) of the Company for such preceding month.

7.14 Notification of Certain Matters. Seller shall give notice to Purchaser and Purchaser shall give notice to Seller, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against Seller, the Company or any of the Subsidiaries related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 7.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

7.15 Updated Disclosure Schedule.

(a) No later than three (3) Business Days prior to the Closing Date, Seller shall have the right to provide Purchaser with supplements to, and amendments of, the Disclosure Schedule (the “Updated Disclosure Schedule”) solely with respect to matters arising after the date hereof which, if existing as of or prior to the date hereof, would have been required to have been set forth in the Disclosure Schedule. Seller’s liability for breach of any representation or warranty shall be determined by reference to the Updated Disclosure Schedules if the Closing does not occur; provided, however, that notwithstanding the foregoing, the Updated Disclosure Schedule shall have no affect for the purpose of (i) determining the satisfaction or fulfillment of the conditions set forth in Section 9.1(a), or (ii) Purchaser’s rights to indemnification pursuant to Section 10.2(a) hereof if the Closing shall occur.

(b) Notwithstanding the foregoing, if (x) each of the conditions set forth in Section 9.1 (other than the conditions set forth in Section 9.1(h) with respect to certain employment matters, Section 9.1(i) with respect to the Financing, Section 9.1(j) with respect to certain Environmental matters, and Section 9.1(r) with respect to customary closing documents reasonably requested by Purchaser) have been satisfied or fulfilled prior to October 25, 2007, and (y) the Closing does not occur by the close of business on October 25, 2007, then any matter arising after such date which is properly and accurately disclosed in the Updated Disclosure Schedule pursuant to this Section 7.15 shall not form the basis for a claim for breach of any representation or warranty if the Closing shall occur.

7.16 Debt. Not later than three (3) days prior to the Closing Date (the “Debt Determination Date”), Seller shall, and Seller shall cause the Company to, provide Purchaser with customary payoff letters from all holders of indebtedness set forth on Schedule 7.16 to be repaid as of the Closing, and make arrangements reasonably satisfactory to Purchaser for such holders to provide to Purchaser recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by Purchaser prior to the Closing.

ARTICLE VIII

8.1 [Reserved]

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Seller set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Seller shall have performed and complied in all respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date, and Purchaser shall have received copies of such corporate resolutions and other documents evidencing the performance thereof as Purchaser may reasonably request;

(c) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date;

(d) Purchaser shall have received certificates signed by Seller, in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.1(a)-(c) have been satisfied in all respects;

(e) no Legal Proceedings shall have been instituted or threatened or claim or demand made against Purchaser, Seller, or the Company seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f) Seller and the Company shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein;

(g) the parties shall have received all required consents and approvals for the assignment and transfer of the LLC Interests, including those consents, waivers and approvals referred to in Section 5.3(b), hereof in a form satisfactory to Purchaser, in its reasonable discretion;

(h) each of the key employees set forth on Schedule 9.1(h) hereto shall have either (i) entered into an amended or restated employment agreement with the Company satisfactory to Purchaser in its reasonable discretion or (ii) otherwise agreed to continue his employment with the Company following the Closing on such terms as may be mutually acceptable to Purchaser and such key employees;

(i) Purchaser shall have received the funds contemplated by the Financing Arrangements;

(j) Purchaser’s Environmental Assessment (if any) at the Company Properties shall not have revealed any circumstances which could reasonably be expected to result in (1) the criminal prosecution of Seller, the Company, any Subsidiary or any director, officer or employee or agent thereof under Environmental Laws, (2) any suspension or closure of operations at Company Properties or the revocation or termination of any Environmental Permits or (3) any Environmental Costs and Liabilities which, individually or in the aggregate, will or could reasonably be expected to result in a Material Adverse Effect;

(k) the Company shall have obtained the issuance, reissuance or transfer of all Permits (including Environmental Permits) required under Environmental Laws for Purchaser to conduct the operations of Business as of the Closing Date, and Seller and the Company, as applicable, shall have satisfied all property transfer requirements arising under Law, including Environmental Laws;

(l) Seller shall have executed and delivered a release and resignation letter, in the form of Schedule 9.1(l), pursuant to which that Seller and his Affiliates have irrevocably and unconditionally released the Company and the Subsidiaries from any and all Liabilities and obligations to Seller and his Affiliates;

(m) [Reserved]

(n) Seller shall have delivered to Purchaser (i) certificates representing the LLC Interests, accompanied by assignment powers and any Tax stamps required for such LLC Interests to be assigned and transferred to Purchaser under the applicable Laws; (ii) certificates for all issued and outstanding equity interests of the Subsidiaries in which the Company is interested; and (iii) any duly executed transfers and declarations of trust in respect of any such equity interests which are beneficially owned by but not registered in the name of the Company;

(o) Seller shall have delivered, or caused to be delivered, to Purchaser duly executed Seller Documents, including the Escrow Agreement;

(p) Company shall have delivered, and shall have caused the Subsidiaries to deliver, to Purchaser the resignations of their respective managers and directors who are set forth on Schedule 9.1(p) confirming that they have no existing or future claim, as applicable, against the Company and the Subsidiaries;

(q) Seller shall have provided Purchaser with affidavits of non-foreign status that comply with Section 1445 of the Code; and

(r) Seller shall have delivered, or caused to be delivered, to Purchaser such other customary closing documents as Purchaser may reasonably request (including, without limitation, certificates of good standing for the Group Companies and evidence of release of Liens on the LLC Interests).

9.2 Conditions Precedent to Obligations of Seller. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller and the Company in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) Seller shall have received certificates signed by Purchaser, each in form and substance reasonably satisfactory to Seller, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.2(a) to (c) have been satisfied in all respects;

(e) Purchaser shall have obtained or made all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(f) Purchasers shall have delivered, or caused to be delivered, to Seller evidence of the wire transfers referred to in Section 3.2 hereof; and

(g) Purchaser shall have delivered, or caused to be delivered, to Seller duly executed Purchaser Documents, including the Escrow Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document or Purchaser Document shall survive the Closing through and including the second anniversary of the Closing Date; provided, however, that the representations and warranties (a) of Seller set forth in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), and 5.27 (financial advisors) shall survive the Closing indefinitely, (b) of Seller set forth in Sections 5.8 (taxes) shall survive the Closing until the fifth anniversary of the Closing Date, and (c) of Purchaser set forth in Sections 6.1 (organization), 6.2 (authorization of agreement) and 6.7 (financial advisors) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, however, that any obligations under Sections 10.2(a)(i) and 10.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice to the indemnifying party in accordance with Section 10.3(a) before the termination of the applicable Survival Period.

10.2 Indemnification.

(a) Subject to Sections 10.1, 10.4 and 10.5 hereof, Seller, hereby agrees to indemnify and hold Purchaser and its Affiliates and their respective directors, officers, employees, equity interest holders, members, managers, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Seller in this Agreement or in any Seller Document to be true and correct in all respects at and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Seller under this Agreement or in any Seller Document; and

(iii) arising out of any Liability for (A) Taxes of Seller or (B) Taxes of the Company or any Subsidiary with respect to any Taxable period (or portion thereof) ending on or before the Closing Date, including Taxes for the portion of any Taxable period that includes, but does not end on, the Closing Date, in each case determined on the basis of an interim closing of the books at the close of business on the Closing Date.

(iv) arising out of, in connection with or otherwise relating to the Seller Transaction Expenses.

(v) arising out of, in connection with or otherwise relating to matters set forth on Schedule 10.2(a)(v).

(b) Subject to Section 10.1 and 10.4, Purchaser hereby agrees to indemnify and hold Seller and its Affiliates and their respective equity interest holders, directors, officers, employees, members, managers, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document to be true and correct in all respects at and as of the Closing Date; and

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR FOR DIMINUTION IN VALUE OR LOST PROFITS THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE PERFORMANCE OR BREACH OF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER, OTHER THAN ANY SUCH DAMAGES THAT SUCH PARTY MAY BE OBLIGATED TO PAY TO A THIRD PARTY BY REASON OF ANY MATTER THAT IS SUBJECT TO INDEMNIFICATION HEREUNDER.

(d) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, any Seller Document or Purchaser Document shall not be affected by any investigation conducted with at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

10.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a Third Party Claim will be asserted by giving the indemnifying party reasonably prompt written notice thereof setting forth in reasonable detail the facts that are the basis for a claim for indemnification pursuant to Section 10.2, together with the amount of the claim requested to be paid by the indemnifying party; provided, however, that a delay in notification shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article X, so long as written notice is given prior to the expiration of the applicable Survival Period, except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. In the event of any claim for indemnification pursuant to this Section 10.2(a), the indemnified party shall be entitled to full indemnification in the amount claimed, unless within fifteen (15) days after receipt of written notice of a claim for indemnification, the indemnifying party delivers to the indemnified party a written objection notice setting forth in reasonable detail the basis for such objection. If the parties are unable to resolve the objection within 30 days, the claim for indemnification shall be submitted to arbitration in the manner set forth in Section 12.3 hereof.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 10.2 hereof (regardless of the limitations set forth in Section 10.4) (“Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. So long as written notice is given prior to the expiration of the applicable Survival Period, the failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 10.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five (5) days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay the reasonable fees and expenses of more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each party hereto agrees to provide reasonable access to each other party to such documents and information as may reasonably by requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 10.3 to the contrary, (i) neither the indemnifying party nor the indemnified party shall, without the consent of the other party, settle or compromise any Third Party claim in respect of Taxes and (ii) neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any other Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

10.4 Limitations on Indemnification for Breaches of Representations and Warranties.

(a) An indemnifying party shall not have any liability under Section 10.2(a)(i) or Section 10.2(b)(i) hereof (i) for any individual item where the Losses related thereto is less than $25,000 (the “DeMinimus”) and (ii) in respect to each individual item where the Losses relating thereto is equal to or greater than the DeMinimus, unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $250,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses (but excluding the initial $100,000 of Losses incurred by the indemnified parties); provided that the DeMinimus and the Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.8 (taxes) and 5.27 (financial advisors) and 6.1 (organization), 6.2 (authorization of agreement) and 6.7 (financial advisors) of this Agreement.

(b) Neither Seller nor Purchaser shall be required to indemnify any Person under Section 10.2(a)(i), 10.2(a)(v) or 10.2(b)(i) for an aggregate amount of Losses exceeding the Indemnity Escrow Amount (as finally determined following the adjustments contemplated by Section 3.3, the “Cap”) in connection with Losses related to (i) the failure to be true and correct of any of the representations or warranties of Seller or Purchaser, respectively, or (ii) the matters set forth in Schedule 10.2(a)(v); provided, that there shall be no Cap with respect to Losses related to the failure to be true and correct of any of the representations or warranties contained in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.8 (taxes) and 5.27 (financial advisors) and 6.1 (organization), 6.2 (authorization of agreement) and 6.7 (financial advisors) of this Agreement.

(c) For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Losses hereunder any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded and, subject to the terms and conditions of Section 7.15(b), any matters disclosed in the Updated Disclosure Schedule shall be disregarded.

10.5 Indemnity Escrow.

(a) On the Closing Date, Purchaser shall, on behalf of Seller, pay the Indemnity Escrow Amount to Escrow Agent in accordance with the terms of this Agreement and the escrow agreement, which will be executed at the Closing, by and among Purchaser, Seller and the Escrow Agent, in substantially the form attached hereto as Exhibit B, together with such changes as the Escrow Agent may reasonably request (the “Escrow Agreement”).

(b) Subject to Section 10.5(c), any payment Seller is obligated to make to any Purchaser Indemnified Parties pursuant to this Article X shall be paid, so long as the Indemnity Escrow Account is in effect, solely from the Indemnity Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent within five (5) Business Days after the date notice of any sums due and owing is given to Seller (with a copy to the Escrow Agent) by the applicable Purchaser Indemnified Party and shall accordingly reduce the Indemnity Escrow Amount. On the first anniversary of the Closing Date, the Escrow Agent shall release up to 50% of the Indemnity Escrow Amount (as actually adjusted following the final determination of the Closing Working Capital pursuant to Section 3.3 and to the extent not utilized to pay Purchaser for any indemnification claim). On the second anniversary of the Closing Date, the Escrow Agent shall release up to the remaining balance of the Indemnity Escrow Amount (to the extent not (i) utilized to pay Purchaser for any indemnification claim or (ii) subject to Unresolved Claims (as defined below)) to Seller, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article X asserted prior to, as applicable, such first anniversary or second anniversary but not yet resolved (“Unresolved Claims”). The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with this Article X and the Escrow Agreement.

(c) Notwithstanding Section 10.5(a) above, (i) any payment Seller is obligated to make to any Purchaser Indemnified Parties pursuant to this Article X with respect to any Losses that are not subject to the Cap, shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Indemnity Escrow Account as provided above, and, second, to the extent the Indemnity Escrow Amount has been released to Seller or is insufficient to pay any remaining sums due, then Seller shall be required to pay all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice, and (ii) in the case of any payment Seller is obligated to make to any Purchaser Indemnified Parties pursuant to this Article X with respect to any Losses that are subject to the Cap but are properly claimed after the remaining balance of the Indemnity Escrow Account has been released to Seller, Seller shall be required to pay all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice (provided, that the aggregate amount of all payments by Seller described in this clause (ii), plus all payments made from the Indemnity Escrow Account with respect to Losses that are subject to the Cap, shall not exceed the Cap).

10.6 Computation of Losses. The amount of any Losses for which indemnification is provided under this Article X shall be computed to take into account: (i) any insurance proceeds actually recovered by the indemnified party under insurance policies with respect to such Losses (net of any Tax or expenses or premium increase incurred in connection with such recovery), (ii) the actual receipt of any Tax refunds for any periods prior to the Closing Date relating to Losses for which Indemnification is sought (other than refunds described in Section 11.5), or (iii) without duplication, any prior or subsequent recovery in respect of part or all of a matter which is the subject of a Loss by any indemnified party, whether by payment, discount, credit, offset or otherwise.

10.7 Exclusive Remedy; Limitation of Liability. Except for remedies that cannot be waived as a matter of law, claims based upon fraud, and any equitable remedies (including injunctive relief), notwithstanding any other provision of this Agreement to the contrary, this Article X shall be the sole and exclusive recourse and remedy, and no claim other than under this Article X shall be made by Purchaser or any Person claiming by, through or under Purchaser (including the Company and the Subsidiaries) against Seller for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the transactions contemplated hereby or thereby.

10.8 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for all income tax purposes.

ARTICLE XI

TAXES

11.1 Transfer Taxes. Seller shall (i) be responsible for any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

11.2 [Reserved].

11.3 Cooperation on Tax Matters. Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Company and the other Group Companies as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

11.4 The Purchaser may, in its sole discretion, make an election under Section 338(g) of the Code (and under any similar provision of any state, local or foreign Law) with respect to the purchase of any Subsidiary that is treated as a corporation for U.S. federal income tax purposes.

11.5 The parties agree that (i) the Company or IMES, as the case may be, shall prepare, at Seller’s Expense, in a manner consistent with past practice, and timely file (or cause to be timely filed) all Tax Returns of the Company and the Subsidiaries or IMES, respectively, with respect to any taxable period ending on or prior to the Closing Date, (ii) Seller shall pay any Taxes owed with respect thereto, and (iii) the Company or IMES, as the case may be, shall provide Purchaser with a copy of any such Tax Returns filed with respect to the Business, the Company and the Subsidiaries and IMES, respectively, promptly after filing.

11.6 The Purchaser shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns of the Company and the Subsidiaries or IMES, as the case may be, for any taxable period that includes, but does not end on, the Closing Date. Subject to Section 11.7 below, Purchaser shall pay (or cause to be paid) any Taxes with respect thereto.

11.7 Not later than five (5) days prior to the due date for the payment of Taxes on any Tax Returns described in Section 11.6, Seller shall pay to Purchaser the amount of Taxes allocable to Seller under Section 10.2(vi) as reasonably determined by Purchaser. No payment pursuant to this Section 11.7 shall excuse Seller from its indemnification obligations pursuant to Article X if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of Seller’s payment under this Section 11.7.

11.8 In the event that any of the Group Companies receives a refund or other amount in repayment following the Closing Date on account of Taxes paid for periods on or before the Closing Date, the parties agree that any such refund or repayment shall be held for the account of Seller and will be treated as an adjustment to the Purchase Price in favor of Seller, and will be promptly remitted to Seller.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided, that if the transactions contemplated by this Agreement are unable to be consummated solely by reason of an Order arising from, or circumstances otherwise related to approvals by or the filing fees paid to a Governmental Body shall be split evenly by Purchaser and Seller.

12.2 Specific Performance. Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of Seller under this Agreement, including Seller’s obligation to sell the LLC Interests to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

12.3 Dispute Resolution. In the event that any dispute, claim, question or difference arises with respect to this Agreement or its performance, enforcement, breach, termination or validity (a “Dispute”), the parties will use their reasonable efforts to attempt to settle such Dispute. Except as expressly set forth in this Agreement, if the parties do not resolve the Dispute within a period of 15 Business Days following the first notice of the Dispute by one party to the other, then upon written notice by one party to the other, the Dispute shall be finally settled by arbitration in accordance with the following procedures:

(a) The Dispute shall be resolved by mandatory arbitration in New York City, New York by an arbitrator selected by the American Arbitration Association (“AAA”) and in accordance with the then-prevailing International Arbitration Rules of the AAA. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrators shall be shared equally by the parties involved in the Dispute and advanced by them from time to time as required. The arbitrator shall base his or her award on applicable law and judicial precedent and, unless all parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based.

(b) The award of the arbitrator will be final and binding as to all parties to the claim, dispute, or controversy and will not be subject to appeal, review or re-examination by a court or the arbitrator, except for fraud, perjury, manifest clerical error, or evident partiality or misconduct by the arbitrator that prejudices the rights of a party to the arbitration. The award of the arbitrator may include an award of any damages other than treble, special, punitive, exemplary or consequential damages, and, pursuant to the pleading of any party to the Dispute, any court having jurisdiction may enter a judgment on any award rendered in the arbitration. The arbitrator shall award to the prevailing party in the arbitration, if any, as determined by the arbitrator, all costs incurred by it in connection with the arbitration. Except as otherwise required by law, the arbitrator and the parties to the arbitration shall treat the arbitration proceeding as strictly confidential and shall not disclose the existence, content, or results of the arbitration without the advance written consent of every party to the arbitration.

(c) If any party fails to proceed with arbitration as provided herein or unsuccessfully seeks to stay such arbitration, or fails to comply with any arbitration award, the other party shall be entitled to be awarded costs, including reasonable attorneys' fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award.

12.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

12.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:	David S. Jones c/o Copperweld Bimetallic, LLC 254 Cotton Mill Road Fayetteville, TN 37334, USA Facsimile: +1 932 433-7277

With a copy to: (which shall not constitute notice)
Wall, Esleeck Babock LLLP
1076 West Fourth Street
Suite 100
Winston-Salem, NC 27101, USA
Attention: Robert Esleeck, Esq.
Facsimile: +1 336 714 7381

and

Thorp, Reed & Armstrong LLP
301 Grant Street
Pittsburgh, PA 15219, USA
Attention: Kimberly Ward Burns, Esq.
Facsimile: +1 412 394 2555

If to Purchaser, to:	Fushi International, Inc. 1 Shuang Qiang Road Jinzhou, Dalian 116100, PR China Attention: Chief Financial Officer Facsimile: +86 411 8778 7111

With a copy to (which shall not constitute notice):	Weil, Gotshal & Manges LLP 38/f Tower 2, Plaza 66 1366 Nan Jing Road West Shanghai 200040, PR China Attention: David Meredith, Esq. Facsimile: +86 21 6288 3866

12.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the LLC Interests and to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Business. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

SELLER:

/s/ David S. Jones
DAVID S. JONES

PURCHASER: FUSHI INTERNATIONAL, INC.

By:	/s/ Li Fu
Name: Li Fu
Title: CEO